Exhibit 99.1

Duff & Phelps Agrees to be Acquired by Private Investor Consortium

--	Transaction Valued at Approximately $665.5M; Stockholders to Receive $15.55 per Share --

--	Consortium Includes Entities or Funds Managed by The Carlyle Group, Stone Point Capital, Pictet & Cie and Edmond de Rothschild Group --

New York, NY – December 30, 2012 – Duff & Phelps Corporation (NYSE: DUF) (“the Company”), a leading independent financial advisory and investment banking firm, announced today that it has entered into a definitive merger agreement under which a consortium (“the Consortium”) comprising controlled affiliates of or funds managed by The Carlyle Group, Stone Point Capital LLC, Pictet & Cie and Edmond de Rothschild Group will acquire the Company for $15.55 per share in cash in a transaction valued at approximately $665.5 million.

The offer represents a 19.2% premium to the closing price of Duff & Phelps shares on December 28, 2012, and 27.3% over the Company’s volume weighted average share price during the 30 days ended December 28, 2012. The transaction is expected to close in the first half of 2013, subject to customary closing conditions—including the receipt of stockholder and regulatory approvals.

Noah Gottdiener, chief executive officer of Duff & Phelps, said, “Duff & Phelps Board of Directors, acting on advice from the Company’s legal and financial advisors, agrees that this transaction is in the best interest of our stockholders, who will receive an immediate and certain cash premium for their shares. Importantly, the transaction will be structured to preserve the firm’s independence as we serve our clients in the future.”

Olivier Sarkozy, Managing Director and head of Carlyle’s Global Financial Services group, said, “Regulatory demands, implementation of new accounting policies and requirements for increased corporate disclosure and third party validation provide significant growth opportunities for Duff & Phelps core products and services. We will harness Carlyle’s and Stone Point’s global networks while leveraging Duff & Phelps preeminent brand to foster growth in new geographies. Additionally, we believe the involvement of Pictet and Edmond de Rothschild Group will support the Company’s initiatives to enhance its international presence and expand its Limited Partner client base. We are excited to work with Noah and his management team on this opportunity.”

Charles A. Davis, Chief Executive Officer of Stone Point Capital, added, “Noah and his colleagues have performed admirably throughout market cycles and have done a superb job executing their business plan to grow the Company. Today, Duff & Phelps is well-positioned in the marketplace, and we believe that demand for the Company’s independence, integrity and professionalism will only increase in the current environment.”

The merger agreement provides for a “go-shop” period commencing immediately and ending on February 8, 2013, during which the Company, with the assistance of its financial and legal advisors, will actively solicit and potentially receive, evaluate and enter into negotiations with third parties that offer alternative transaction proposals. It is not anticipated that any developments will be disclosed with regard to this process, unless the Duff & Phelps board makes a decision with respect to a potential superior proposal. There is no guarantee that this process will result in a superior proposal. The merger agreement provides for a break-up fee of approximately $6.65 million if the Company terminates the agreement prior to March 8, 2013, in connection with a superior proposal that first arose during the go-shop period.

All members of the senior management team have agreed to remain employed by, and invest in the equity of, the Company following the closing of the transaction. They have agreed to offer to participate on similar terms in any other acquisition proposal that may be made for the Company.

The pro forma Board of Directors will comprise nine members – including two representatives each from the management team, The Carlyle Group and Stone Point Capital, in addition to three independent directors. No single member of the Consortium will own more than 35% of the pro forma Company.
The transaction has been approved by the Board of Directors of Duff & Phelps, following the recommendation of a transaction committee consisting of independent directors. The Board of Directors of Duff & Phelps recommends that stockholders vote in favor of the transaction at the special meeting of stockholders that will be called to approve the transaction. Stockholders beneficially owning an aggregate of approximately 10% of the outstanding shares of the Company have already agreed to vote their shares in favor of the transaction; these commitments terminate if the merger agreement is terminated.

The merger agreement provides that the Company can continue to pay dividends if declared by the Company in the normal course prior to closing of the merger.

Advisors
Duff & Phelps:
• M&A: Centerview Partners
• Legal: Kirkland & Ellis LLP

The Consortium:
• M&A: Sandler O’Neill + Partners, L.P. (Lead Advisor), Credit Suisse, Barclays, RBC Capital Markets
• Financing: Credit Suisse, Barclays, RBC Capital Markets
• Legal: Wachtell, Lipton, Rosen & Katz

About Duff & Phelps
As a leading global financial advisory and investment banking firm, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC; Pagemill Partners; and GCP Securities, LLC. Member FINRA/SIPC. M&A advisory services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. For more information, visit www.duffandphelps.com. (NYSE: DUF)

Important Additional Information and Where to Find It
In connection with the proposed transaction, Duff & Phelps intends to file a proxy statement with the Securities and Exchange Commission (the "SEC") and mail it to its stockholders. Stockholders of Duff & Phelps are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about Duff & Phelps, the Consortium, the proposed transaction and related matters. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by Duff & Phelps with the SEC, may also be obtained for free at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Duff & Phelps by directing a written request to Duff & Phelps, Attention Corporate Secretary, 55 East 52 Street, Floor 31, New York, NY 10055.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Duff & Phelps. Duff & Phelps, its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Duff & Phelps in connection with the proposed merger. Information about those executive officers and directors of Duff & Phelps and their ownership of Duff & Phelps common stock is set forth in the Duff & Phelps proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 5, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 21, 2012. These documents may be obtained for free at the SEC’s website at www.sec.gov, and from Duff & Phelps by contacting Duff & Phelps, Attention Corporate Secretary, 55 East 52 Street, Floor 31, New York, NY 10055. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Duff & Phelps intends to file with the SEC.

Forward-Looking Statements
This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of this transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Duff & Phelps may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of Duff & Phelps may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) Duff & Phelps may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the ability to recognize benefits of the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Duff & Phelps are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, Duff & Phelps undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Duff & Phelps Contacts:
Investor Relations
Marty Dauer, +1-212-871-7700
investor.relations@duffandphelps.com

or

Media Relations
Alex Wolfe, +1-212-871-9087
alex.wolfe@duffandphelps.com